Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Aleris International, Inc. of our report dated 2 June, 2006 relating to the combined financial statements of the Fabricator Group of Corus Group plc, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London

5	July 2007